UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2005 (July 21, 2005)

HealthStream, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	001-8833	62-1443555

(State or Other Jurisdiction of Incorporation)	(Commission File	(I.R.S. Employer
	Number)	Identification No.)

209 10th Avenue South, Suite 450, Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)

(615) 301- 3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On July 21, 2005, we entered into an Executive Employment Agreement with Robert A. Frist, Jr. in connection with his employment as our President and Chief Executive Officer. A copy of this agreement is attached hereto and incorporated herein by reference as Exhibit 10.1.

     Under the terms of this agreement, Mr. Frist’s annual base salary will be $150,000. Mr. Frist shall also be eligible for any bonus program, plan or arrangement made available to our officers or senior management personnel, as well as any stock option or stock purchase plan, program or arrangement generally available to our officers or senior management. In addition, Mr. Frist shall be entitled to all management level employee benefits and eligible for reimbursement of life insurance coverage in an amount not to exceed $10,000 annually.

     In partial consideration of Mr. Frist’s agreement to refrain from competing with us during the term of his employment and for a period of one year following the termination of his employment, we have agreed to make certain severance payments to him in the event that his employment is terminated without cause (as defined in the agreement) or he terminates his employment for Good Reason after a Change in Control (both as defined in the agreement), upon the occurrence of a Material Change (as defined in the agreement) or upon the occurrence of a material breach by us. If any such termination occurs, Mr. Frist will be entitled to an amount equal to 1.5 times the most recent recommended salary by our Compensation Committee for him. In addition to the payment in the preceding sentence, if Mr. Frist resigns for Good Reason after a Change in Control, all options, shares and other benefits of his will become fully and immediately vested.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits

10.1	Executive Employment Agreement dated as of July 21, 2005, by and between HealthStream, Inc. and Robert A. Frist, Jr.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 25, 2005	HEALTHSTREAM, INC.
	By:	/s/ Arthur E. Newman
Arthur E. Newman
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment Agreement dated as of July 21, 2005, by and between HealthStream, Inc. and Robert A. Frist, Jr.